EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2013

Willimantic, Connecticut — April 24, 2013. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported a net loss of $77,000, or $0.01 basic and diluted loss per share, for the quarter ended March 31, 2013 versus net income of $403,000, or $0.04 basic and diluted earnings per share, for the quarter ended March 31, 2012.

Lower net income for the first quarter of 2013 was the result of costs totaling $684,000 (pre-tax) associated with the previously announced merger to acquire Newport Bancorp, Inc. Excluding the aforementioned costs, the Company would have reported net income of $502,000, or $0.05 basic and diluted earnings per share, for the quarter ended March 31, 2013.(1) The Company anticipates the merger will close in the third quarter of 2013, subject to the receipt of shareholder and regulatory approval.

Net interest income decreased $325,000 to $6.3 million for the quarter ended March 31, 2013 from $6.7 million for the quarter ended March 31, 2012. Lower net interest income was due to decreases in the average balance and the rate earned on interest-earning assets, offset by decreases in the cost of funds and the average balance of deposits and borrowings compared to the same quarter in 2012.

The provision for loan losses decreased $349,000 to $135,000 for the first quarter of 2013 compared to the same period in 2012, primarily due to a decrease in nonperforming loans and loans outstanding. At March 31, 2013, nonperforming loans totaled $8.9 million, compared to $11.4 million at March 31, 2012 primarily due to a decrease in nonperforming multi-family and commercial mortgage loans of $2.8 million, offset by an increase in nonperforming residential mortgage loans of $500,000. Net loan charge-offs were $194,000 for the quarter ended March 31, 2013, consisting primarily of residential mortgage loan charge-offs, compared to $76,000 for the quarter ended March 31, 2012.

Noninterest income decreased $321,000 to $2.4 million for the quarter ended March 31, 2013 from $2.8 million for the quarter ended March 31, 2012. Lower noninterest income was primarily attributed to a decline in wealth management fees of $810,000 resulting from the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks, in April 2012 and a decrease of $314,000 in the net gain on the sale of available for sale securities. Contributing to the decrease in noninterest income for 2013 was an impairment charge of $81,000 to reduce the carrying value in one of the Bank's small business investment company limited partnerships ("SBIC"), partly offset by an investment gain of $44,000 from a second SBIC. Offsetting the decrease in noninterest income was an increase in mortgage banking fees of $300,000 as a result of the sale of $13.3 million in fixed-rate residential mortgage loans and a gain of $201,000 on the sale of $3.0 million in loans held for investment. Additionally, the Company recorded a gain of $47,000 for the quarter ended March 31, 2013 versus a net loss of $49,000 for the quarter ended March 31, 2012, resulting from the change in fair value of certain derivative instruments. For the comparable quarter in 2012, other noninterest income included a loss of $486,000 (pre-tax) on the sale of SI Trust Servicing, offset by an investment gain of $355,000 from one of the Bank's SBICs.

Noninterest expenses increased $231,000 for the quarter ended March 31, 2013 compared to the same period in 2012 mainly due to previously mentioned merger-related costs, resulting in an increase in outside professional services of $588,000. Increases in salaries and benefits of $170,000 were attributable to higher benefit costs for insurance and performance and equity-based incentive plan compensation. The sale of SI Trust Servicing contributed to the reduction in occupancy and equipment of $103,000, computer services of $125,000, supplies of $37,000 and other noninterest expenses of $168,000. Costs associated with foreclosure activities declined $33,000 during the first quarter of 2013 compared to the same period in 2012.

Total assets increased $3.9 million, or 0.4%, to $957.2 million at March 31, 2013 from $953.3 million at December 31, 2012, principally due to increases of $19.6 million in available for sale securities, offset by decreases of $13.4 million in net loans receivable and $2.4 million in cash and cash equivalents. Securities increased with the purchase of primarily mortgage-backed securities and government-sponsored enterprise securities. Commercial mortgage, residential mortgage and consumer loans declined $8.1 million, $3.7 million and $1.9 million, respectively, during the first quarter of 2013. Despite an increase in residential mortgage loan originations, the residential mortgage portfolio declined due to the sale of $13.3 million of fixed-rate residential mortgage loans in 2013. Total loan originations decreased $464,000 during the first quarter of 2013 compared to the same period in 2012 mainly due to declines in commercial mortgage loan originations of $22.5 million, offset by increases in commercial business and residential mortgage loan originations of $18.0 million and $3.3 million, respectively.

Total liabilities increased $4.0 million, or 0.5%, to $831.5 million at March 31, 2013 compared to $827.5 million at December 31, 2012. Deposits increased $8.0 million, or 1.1%, which included increases in NOW and money market accounts of $12.6 million and savings account deposits of $1.6 million, offset by a decrease in noninterest-bearing deposits of $6.3 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $2.0 million from $106.3 million at December 31, 2012 to $104.3 million at March 31, 2013, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders’ equity decreased $44,000 from $125.8 million at December 31, 2012 to $125.7 million at March 31, 2013. The decrease in shareholders' equity was attributable to dividends of $287,000, net loss of $77,000 and a decline in unrealized gains on available for sale securities aggregating $41,000 (net of taxes), offset by the amortization of equity plans of $336,000 and an unrealized gain of $28,000 on an interest-rate swap derivative. At March 31, 2013, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Core results for the first quarter reflect positively on the efforts made over the past few months to improve the Bank's performance. At the same time, progress is being made with respect to our previously announced acquisition of Newport Bancorp. That partnership, expected to close during the third quarter, will bring together two like-minded banking companies. We expect the transaction will enhance our franchise and add value to our shareholders' investment,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of net income and earnings per share, as adjusted, is included below.

We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-

GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net income to common shareholders, excluding the tax-affected transaction costs related to the pending acquisition of Newport Bancorp, Inc., for the quarter ended March 31, 2013 (dollars in thousands).
Net Income (Loss):

Net loss	$(77)
Merger-related transaction costs (after tax)	579
Net income adjusted for merger-related transaction costs	$502

Earnings (Loss) Per Share:

Basic and diluted as reported	$(0.01)
Merger-related transaction costs (after tax)	0.06
Basic and diluted adjusted for merger-related transaction costs	$0.05

Weighted Average Shares Outstanding:

Diluted	9,555,940
Effect of dilutive stock options	51,775
Diluted adjusted for merger-related transaction costs	9,607,715

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(Dollars in Thousands / Unaudited)	2013	2012

ASSETS
Noninterest-bearing cash and due from banks	$11,710	$16,364
Interest-bearing cash and cash equivalents	23,541	21,325
Securities	203,854	184,591
Loans held for sale	4,911	5,069
Loans receivable, net	671,770	685,163
Bank-owned life insurance	9,128	9,060
Other real estate owned, net	999	1,293
Other assets	31,265	30,385

Total assets	$957,178	$953,250

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$713,178	$705,148
Borrowings	104,317	106,317
Other liabilities	13,968	16,026
Total liabilities	831,463	827,491

Shareholders' equity	125,715	125,759

Total liabilities and shareholders' equity	$957,178	$953,250

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2013	2012

Interest and dividend income	$8,555	$9,221
Interest expense	2,210	2,551
Net interest income	6,345	6,670

Provision for loan losses	135	484
Net interest income after provision for loan losses	6,210	6,186

Noninterest income	2,440	2,761
Noninterest expenses	8,581	8,350
Income before income taxes	69	597

Provision for income taxes	146	194
Net (loss) income	$(77)	$403

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2013	2012

(Loss) earnings per share:
Basic	$(0.01)	$0.04
Diluted	$(0.01)	$0.04

Weighted average shares outstanding:
Basic	9,555,940	9,971,292
Diluted	9,555,940	9,998,315

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2013	2012

Selected Performance Ratios:
Return on average assets (1)	(0.03)%	0.17%
Return on average equity (1)	(0.25)	1.23
Interest rate spread	2.59	2.66
Net interest margin	2.84	2.94
Efficiency ratio (2)	97.71	91.26

Asset Quality Ratios:
Allowance for loan losses	$6,328	$5,378
Allowance for loan losses as a percent of total loans (3)	0.94%	0.85%
Allowance for loan losses as a percent of nonperforming loans	70.83	47.26
Nonperforming loans	$8,934	$11,380
Nonperforming loans as a percent of total loans (3)	1.32%	1.79%
Nonperforming assets (4)	$9,933	$11,764
Nonperforming assets as a percent of total assets	1.04%	1.21%

Per Share Data:
Book value per share	$12.43	$12.44
Tangible book value per share (5)	12.09	12.11
Dividends per share	0.03	0.03

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million at March 31, 2013 and 2012.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514